[TYPE]                   EX-11
     [DESCRIPTION]            Statement re:  Computation of Per Share Earnings

UICI AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
(Dollars and number of shares in thousands, except per share amounts)



                                                      Three Months Ended      Nine Months Ended
                                                        September 30,            September 30,
                                                       1996       1995         1996        1995
                                                      ------     ------       ------      ------
COMPUTATION OF EARNINGS PER COMMON
     AND COMMON EQUIVALENT SHARE:
      Average shares outstanding ................     43,467     37,691       40,858      37,598

      Add:
         Common stock equivalent of stock
            options and warrants ................         19        228           49         209
                                                     -------    -------      -------     -------
                                                      43,486     37,919       40,907      37,807
                                                     =======    =======      =======     =======

      Net income ................................    $18,121    $12,543      $50,360     $38,480
                                                     =======    =======      =======     =======

      Primary net income per share...............     $ 0.42     $ 0.33       $ 1.23      $ 1.02
                                                      ======     ======       ======      ======


COMPUTATION OF EARNINGS PER COMMON
         AND COMMON EQUIVALENT SHARE
         ASSUMING FULL DILUTION:

      Average shares outstanding.................     43,467     37,691      40,858      37,598

      Add:
         Common stock equivalent of stock
            options and warrants ................         20        228          52         230
                                                     -------    -------     -------     -------
                                                      43,487     37,919      40,910      37,828
                                                     =======    =======     =======     =======

      Net income.................................    $18,121    $12,543     $50,360     $38,480
                                                     =======    =======     =======     =======


      Fully diluted net income per share.........     $ 0.42     $ 0.33      $ 1.23      $ 1.02
                                                      ======     ======      ======      ======




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